Exhibit 99.1

Silverstar Holdings Announces Financial Results for Period Ending September 30, 2006

Pending Acquisition of Empire Interactive plc and Record October Sales for Strategy First Hold Key for Future Growth

BOCA RATON, FL — (MARKET WIRE) — Nov 13, 2006 — Silverstar Holdings, Ltd. (NASDAQ:SSTR — News) today reported its results of operations for the first quarter ended September 30, 2006.

The Company reported revenues from continuing operations of $280,000 for the first quarter, a decrease of $90,000 from the quarter ended September 30, 2005. The decrease reflects the fact that Strategy First shipped four titles in early October, 2006, thereby forgoing revenues for the quarter.

For the first quarter, earnings from continuing operations before interest, taxes, depreciation and amortization and foreign currency losses were ($523,000) or ($0.06) per share as compared to ($355,000) or ($0.03) per share for the same period in 2005.

For the first quarter, net income from operations was ($941,000) or ($0.10) per share compared to ($287,000) or ($0.03) per share in 2005. During the quarter, the Company recorded debt issuance costs of $159,000, and foreign currency losses of $262,000. In 2005, the Company recorded foreign currency gains of $33,000. Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, stated: “The results for the quarter were negatively affected by the timing of product releases from our wholly-owned subsidiary, Strategy First. During the first half of October, Strategy First released and shipped four titles including Space Empires V and Brigade E5. As a result, Strategy First recorded record sales and profitability in October. We are excited that the overall response to these games has been positive and we look forward to delivering next quarter’s numbers.” “As previously announced on October 30, we, via a wholly-owned UK subsidiary Silverstar Acquisitions plc, made a recommended offer to acquire all the shares of Empire Interactive plc. Following the acquisition, Silverstar will have a significant international presence in the interactive entertainment software industry. We believe that the addition of Empire Interactive along with the momentum at Strategy First will provide significant additional revenues during the remainder of the current fiscal year. We anticipate combining Empire’s results with Silverstar’s on a consolidated proforma basis at the end of the second quarter.”

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Quarter Ended September 30, 2006	Quarter Ended September 30, 2005
Revenues	$278,745	370,709

Net Loss from Continuing Operations	$(941,438)	$(286,528)

Depreciation and Amortization	$209,198 *	$41,925

Net Interest Income	$(52,642)	$(76,979)

EBITDA	$(784,882)	$(321,582)

Foreign Currency (Gain) Loss	$262,073	$(33,237)

Adjusted EBITDA	$(522,809)	$(354,819)

Adjusted EBITDA Per Share	$(0.06)	$(0.04)

Net Loss Per Share	$(0.10)	$(0.03)

Weighted Average Number of Shares Outstanding	9,149,034	9,068,584

*     Includes ($159,107) Amortization of Convertible Debt Discounts and Issuance Costs.

About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company (NASDAQ:SSTR — News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. Via its wholly-owned UK subsidiary Silverstar Acquisitions plc, it recently made a recommended offer to acquire all of the shares of Empire Interactive plc, a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. The offer is currently open until November 21, 2006 (unless extended).

www.silverstarholdings.com The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact: Silverstar Holdings, Inc. Clive Kabatznik President and CEO (561) 479-0040 Email Contact

OR

Alliance Advisors, LLC Alan Sheinwald President (914) 244-0062 Email Contact